EXHIBIT 23.0




                       CONSENT OF INDEPENDENT ACCOUNTANTS'


We hereby consent to the publication of our reports dated February 18, 2001 and July 31,2001, on the financial statements in the Registration Statement on form SB-2 of Can- Cal Resources, Ltd., for the years ended December 31, 2000 and 1999 and six months ended June 30, 2001 and 2000 respectively.

MURPHY, BENNINGTON & CO.

/s/ Murphy, Bennington & Co.

Las Vegas, NV
October 9, 2001


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